EXHIBIT 99.1

News Release

170 Mt. Airy Road

Basking Ridge, NJ 07920

CONTACT:

Fred Lash

Chief Financial Officer

908-766-5000

Investors: Tiernan Cavanna/Lanie Fladell

Media: Sean Leous

Financial Dynamics

212-850-5600

HOOPER HOLMES REPORTS THIRD QUARTER FINANCIAL RESULTS

—Revenues Up 23.5%, Operating Income Improves—

BASKING RIDGE, NJ, October 28, 2003, Hooper Holmes, Inc. (AMEX:HH) today reported financial results for the third quarter and nine months ended September 30, 2003.

Total revenues for the quarter were within the range of the Company’s updated revenue guidance, given on October 13, 2003, and increased by 23.5% to $73.6 million compared to $59.6 million in last year’s third quarter, due to contributions from the Company’s acquisitions of D&D Associates and Medicals Direct Group in the second-half of 2002.

Third quarter 2003 revenues for the Company’s Health Information Business Unit (“HIBU”), which includes Portamedic, Infolink, Heritage Labs and the August 2002 acquisition of Medicals Direct Group, were $65.2 million, or 88.7% of total revenues. Revenues from Portamedic, Infolink and Heritage Labs were $59.1 million compared to $58.7 million in last year’s third quarter primarily as a result of a 3% decrease in Portamedic’s revenue due to continued softness in the life insurance market. Infolink and Heritage Labs increased their third quarter 2003 revenue by 16% and 41%, respectively, over the corresponding prior year quarter. On a consecutive quarter basis, Medicals Direct increased its third quarter 2003 revenues 20% to $6.1 million compared to $5.1 million in the second quarter of 2003. Revenues for the Company’s Diversified Business Unit (“DBU”), comprised of D&D Associates, which was acquired by Hooper Holmes in October 2002, were $8.4 million, or 11.3% of revenues, compared to $8.6 million in the second quarter of 2003.

As previously disclosed, third quarter operations were adversely affected by a number of factors including: continued softness in the life insurance industry, higher than anticipated consolidation costs associated with the opening of the Infolink call center in Kansas City, and the negative impact of the Northeast blackout in August 2003 and Hurricane Isabel in September 2003. In addition, when compared to the corresponding quarter in 2002, operating margins were impacted by additional SG&A costs associated with the companies acquired in late 2002, and higher insurance, legal and administrative costs. However, operating income for the third quarter 2003, increased to $5.6 million from an operating loss of $0.3 million in the third quarter of 2002. The third quarter of 2002 included a pre-tax charge of $5.1 million related to the write-down of the then remaining carrying value of the Company’s investment in e-Nable Corporation. Excluding this charge in 2002, operating income in the third quarter of 2003 improved 17% over the prior year period.

Consistent with updated earnings guidance, net income for the quarter was $3.3 million, or $0.05 per diluted share, compared to $0.1 million, in the third quarter of 2002. Reported net income for the 2002 third quarter included an after-tax charge of $3.1 million, or $0.05 per diluted share, related to the previously mentioned charge related to the e-Nable Corporation.

Jim McNamee, Chairman and Chief Executive Officer, stated, “Our results are consistent with the guidance we provided on October 13, 2003. Despite the challenging economic environment for the life insurance industry, our Portamedic business maintained its market share and our Infolink and Heritage Labs businesses performed strongly, growing third quarter 2003 revenues by 16%, and 41%, respectively. In addition, Medicals Direct increased third quarter 2003 revenues by 20% over the second quarter of 2003. Overall, our fundamentals remain solid and we continue to make progress with our business initiatives, utilizing technology to further enhance the level of service we provide to our HIBU customers and building our Independent Medical Examination (“IME”) franchise in the DBU both organically and through small, selective acquisitions.”

For the nine months ended September 30, 2003, revenues increased 16.9% to $224.6 million from $192.1 million in last year’s comparable period. Net income was $13.1 million, or $0.20 per diluted share, compared to $9.9 million, or $0.15 per diluted share, in last year’s nine month period. Reported net income for the nine months ended September 30, 2002 included the aforementioned previously disclosed after-tax charges totaling $4.1 million, or $0.06 per diluted share, related to the Company’s write-down of its investment in e-Nable Corporation in the second and third quarters of 2002.

Mr. McNamee continued, “Given our third quarter performance and our expectations of slowness in the life insurance industry to continue through the fourth quarter, we have revised our full year 2003 revenue guidance and expect revenues to range between $295 million to $305 million and fully diluted earnings per share for the year to range between $0.24 to $0.26.

Hooper Holmes will host a conference call today to discuss third quarter results at 9:30 a.m. Eastern Time. The call will be broadcast live over the Internet, and is accessible at the Company’s website located at http://www.hooperholmes.com. In addition, an online archive of the broadcast will be available within two hours after the live call.

Hooper Holmes provides outsourced risk assessment services, including underwriting and claims information to the life, health, automobile, and workers’ compensation insurance industries. The Company provides these health information services through over 275 locations nationwide and in the United Kingdom.

Certain information contained herein includes information that is forward-looking. The matters referred to in forward-looking statements may be affected by the risks and uncertainties involving the Company’s business. These forward-looking statements are qualified in the entirety by cautionary statements contained in the Company’s Securities and Exchange Commission filings. The Company disclaims any obligation to update these forward-looking statements.

-TABLES TO FOLLOW-

HOOPER HOLMES INC.

2003 CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share and per share amounts)

	Three Months ended September 30,		Nine Months ended September 30,
	2003	2002	2003	2002
Revenues	$73,552	$59,591	$224,573	$192,096
Cost of operations	52,940	43,727	158,879	136,662

Gross profit	20,612	15,864	65,694	55,434

Selling, general and administrative expenses	15,010	11,063	43,935	33,588
Loss on investment	0	5,120	0	6,750

Operating income (loss)	5,602	(319)	21,759	15,096

Other income (expense):
Interest expense	(95)	(28)	(270)	(86)
Interest income	111	653	583	1,926
Other (expense) income, net	(162)	(125)	(676)	(553)

	(146)	500	(363)	1,287

Income before income taxes	5,456	181	21,396	16,383
Income taxes	2,143	46	8,330	6,514

Net income	$3,313	$135	$13,066	$9,869

Earnings per share:
Basic	$0.05	$0.00	$0.20	$0.15

Diluted	$0.05	$0.00	$0.20	$0.15

Weighted average number of shares:
Basic	64,788,893	64,834,518	64,763,320	64,990,448
Diluted	66,917,196	66,820,460	66,611,408	67,544,152

-MORE-

HOOPER HOLMES INC.

CONSOLIDATED BALANCE SHEETS

	09/30/03	12/31/02
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash and cash equivalents	$19,812,363	$23,298,151
Marketable securities	20,358,260	22,761,101
Accounts receivable, net	34,399,980	27,809,521
Other current assets	8,288,107	6,823,818

Total current assets	82,858,710	80,692,591
Property, plant and equipment:	32,692,987	30,620,147
Less: Accumulated depreciation and amortization	23,245,873	21,924,363

Property, plant and equipment, net	9,447,114	8,695,784
Goodwill, net	129,947,542	117,075,544
Intangible assets, net	29,366,213	28,474,439
Other assets	814,423	1,291,172

Total assets	$252,434,002	$236,229,530

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$1,000,000	$172,776
Accounts payable	11,477,718	10,436,388
Accrued expenses:
Insurance benefits	165,082	484,748
Salaries, wages and fees	1,713,949	1,816,791
Payroll and other taxes	563,656	449,093
Income taxes payable	2,097,467	2,703,713
Other	8,520,119	5,853,132

Total current liabilities	25,537,991	21,916,641
Long term debt, less current maturities	2,039,240	3,313,983
Other long term liabilities	4,554,160	806,195
Deferred income taxes	3,279,489	3,483,114
Minority interest	336,166	902,650

Stockholders’ equity:
Common stock, par value $.04 per share; authorized 240,000,000 shares, issued 67,499,074 in 2003 and 2002.	2,699,963	2,699,963
Additional paid-in capital	127,667,970	128,079,363
Accumulated other comprehensive income	203,722	160,873
Retained earnings	106,644,558	96,009,551

	237,216,213	226,949,750
Less: Treasury stock at cost (2,708,351 and 2,754,151 shares)	20,529,257	21,142,803

Total stockholders’ equity	216,686,956	205,806,947

Total liabilities and stockholders’ equity	$252,434,002	$236,229,530

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